EXHIBIT 23





                              ACCOUNTANTS' CONSENT


The Board of Directors
Optical Cable Corporation:


We consent to incorporation by reference in Registration Statement No. 33-09433 on Form S-8 of Optical Cable Corporation of our report dated December 8, 2000, relating to the balance sheets of Optical Cable Corporation as of October 31, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 2000, which report appears in the October 31, 2000 Annual Report on Form 10-K of Optical Cable Corporation.


                                      KPMG LLP




Roanoke, Virginia
January 29, 2001